Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Grow Solutions Holdings, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated April 27, 2015, with respect to the financial statements of Grow Solutions, Inc. in Grow Solutions Holdings Inc.’s Form S-1.

/s/ KLJ & Associates, LLP

Edina, Minnesota

December 1, 2015

5201 Eden Ave

Suite 300

Edina, MN 55436

630.277.2330